July 14, 1998


Alyn Corporation
16761 Hale Avenue
Irvine, CA 92606

                  Re:    Rights Offering for 1,900,000 Shares of Common Stock
                         ----------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Alyn Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement"), pursuant to which the Company proposes to distribute rights (the "Rights") to subscribe for and purchase an aggregate of up to 1,900,000 shares of its Common Stock, $0.001 par value per share (the "Shares"). Capitalized terms used but not defined herein shall have the respective meanings given or ascribed thereto in the Registration Statement.

     For purposes of this letter, we have examined originals or copies of the following:

     1. The Registration Statement, as amended to date, in the form filed with the Securities and Exchange Commission (the "Commission");

     2. Restated Certificate of Incorporation of the Company, as filed as an exhibit to the Company's prior filings with the Commission;

     3. By-Laws of the Company, as filed as an exhibit to the Company's prior filings with the Commission;

     4. Form of Stock Certificate representing shares of Common Stock of the Company, as filed as an exhibit to the Company's prior filings with the Commission;

     5. Resolutions of the Board of Directors of the Company, as certified by an officer of the Company; and

     6. Such other documents and records as we have considered necessary for purposes of this opinion.

     We have assumed the genuineness of the signatures on and the authenticity of all documents, instruments and certificates submitted to us as originals and the conformity to original documents, instruments and certificates submitted to us as copies and the legal capacity to sign of all individuals executing documents. We have relied on Company records and have assumed the accuracy and completeness thereof. We have relied upon representations of the Company as to certain matters of fact relevant hereto.

     We are not admitted to the practice of law in any jurisdiction but the State of New York, and we express no opinion as to the laws of any jurisdiction other than those of the State of New York, the federal law of the United States of America, and the General Corporation Law of the State of Delaware. No opinion is expressed as to the effect that the law of any other jurisdiction may have upon the subject matter of the opinion expressed herein under conflicts of law principles, rules and regulations or otherwise.

     Based on the foregoing, it is our opinion that:

     1. The Rights have been duly and validly authorized and, when issued and delivered in accordance with the Registration Statement, will be validly issued.

     2. The Shares have been duly and validly authorized and, when paid for, issued and delivered in accordance with a Subscription Agreement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption "Legal Matters" in the Prospectus.


                                                  Very truly yours,


                                                  ----------------------------
                                                  Cadwalader, Wickersham & Taft